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                                                                  EXHIBIT  5


                                February 10, 1999



Magellan Health Services, Inc.
3414 Peachtree Road, N.E.
Suite 1400
Atlanta, Georgia  30326

         Re:  Form S-8  Registration Statement

Ladies and Gentlemen:

         I have acted as counsel to Magellan Health Services, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 1,000,000 shares of Company common stock, par value $0.25 per share (the "Shares"), to be offered from time to time pursuant to the Magellan Health Services, Inc. 1998 Stock Option Plan (the "Plan").

         As counsel, I have examined and relied upon such records, documents, certificates and other instruments as in my judgement are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed or properly given and to be accurate.

         Based upon the foregoing, I am of the opinion that the Shares, when and to the extent issued and paid for pursuant to the provisions of the Plan, will be validly issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                  Very truly yours,



                                  /s/ David J. Hansen
                                  ----------------------------------
                                  David J. Hansen
                                  Vice President and General Counsel


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